Exhibit 99.1
Investor Relations
+1 (937) 458-6600
ROBBINS & MYERS ANNOUNCES SECOND QUARTER 2011 RESULTS
AND AGREEMENT TO SELL ITS ROMACO BUSINESSES
DAYTON, OHIO, March 31, 2011...Robbins & Myers, Inc. (NYSE: RBN) today reported diluted net earnings per share (DEPS) of $0.32 for its fiscal second quarter ended February 28, 2011, compared with $0.13 in the prior year second quarter. Adjusting for one-time charges relating to the acquisition of T-3 Energy Services, Inc. (T-3) on January 10, 2011, the Company earned $0.62 per share, which included approximately $0.06 of certain income tax and operating benefits which are not expected to recur.
Consolidated sales were $215 million in the second quarter of 2011 as compared with $130 million in the second quarter of 2010. Excluding T-3, sales grew 38%. Each of Robbins & Myers’ business platforms achieved strong year-over-year growth. The Company reported second quarter 2011 orders of $230 million, or $184 million excluding T-3, 18% higher than the comparable prior year period.
Second quarter 2011 earnings before interest and taxes (EBIT) were $18 million, significantly higher than the $7 million reported in the second quarter of 2010. Excluding one-time charges relating to the acquisition of T-3, the Company had adjusted EBIT of $36 million. Adjusted EBIT margins were 16.6%, more than triple the prior year margins, as a result of improved profitability in all business platforms, especially within the Fluid Management Group. The Company reported adjusted EBITDA of $42 million in the second quarter of 2011, compared with $11 million in the second quarter of fiscal 2010.
“We are rapidly integrating T-3 into our Fluid Management Group and have secured most of the expected $9 million of annualized synergies,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “Other potential benefits from the acquisition have surfaced, such as new sales opportunities with key account relationships, opportunities to leverage regional strengths and capabilities, and savings through low-cost sourcing. All of this is occurring against a backdrop of strong order levels at T-3, which continues to benefit from increased North American oil & gas maintenance and repair activity as well as higher spending related to shale projects. Our legacy energy business is also benefitting from high levels of customer demand, tempered somewhat by capacity constraints for one product line, for which we expect additional capacity to begin coming on line at the end of the third quarter.”
Robbins & Myers reported that it used $10 million of cash for operating activities in the second quarter of fiscal 2011 as compared with generating $18 million in the prior year same quarter. The decrease is attributable to payments related to the T-3 acquisition, higher pension payments, and working capital increases to support enterprise growth. The Company ended the recent quarter with $51 million of cash and $2 million of debt.

Agreement to Sell Romaco Businesses
Robbins & Myers also reported it has entered into an agreement to sell its Romaco businesses to a group of funds led by Deutsche Beteiligungs AG (DBAG), a Frankfurt, Germany-based private equity investment firm. Total consideration of €65 million (approximately $92 million) includes €61 million of cash and €4 million of assumed liabilities and is subject to post-closing adjustments. The transaction is expected to close in the third fiscal quarter following German regulatory approval.
“The sale of the Romaco businesses represents another milestone in our strategic transformation”, said Mr. Wallace. “This transaction and the January acquisition of T-3 are significant strides in focusing the Company on core competencies and application know-how to better serve customers in niche markets. We have a solid foundation for future growth and further investment.”
After the close of the sale of the Romaco businesses to DBAG, the Company expects to record a net gain of approximately €29 million (approximately $41 million) and reflect Romaco as a discontinued operation in its third quarter consolidated financial statements.
Mr. Wallace commented, “Over the past few years, Romaco simplified its business model, expanded its capabilities, grew sales in developing regions and improved its profit profile. It is well-positioned for continued success and should benefit from DBAG’s experience working with European engineering companies.”
Updated Guidance
Based on recent financial performance, and anticipating the sale of the Romaco businesses, Robbins & Myers revised its fiscal 2011 adjusted DEPS forecast from $1.85-$2.05 to $1.95-$2.15 and expects to earn $0.45-$0.55 in its third quarter of 2011. The Company’s forecasts exclude restructuring costs, one-time costs associated with the T-3 acquisition, gains resulting from the sale of the Romaco businesses, and income from discontinued operations.
Second Quarter Results by Segment
All comparisons are made against the comparable year-ago quarterly period unless otherwise stated.
The Company’s Fluid Management segment reported orders of $143 million or $97 million excluding T-3, up 21%, due primarily to strength in energy markets. Sales were $135 million in the second quarter or $99 million excluding T-3, an increase of 48%. Adjusted EBIT was $38 million or 28.4% of sales, an increase of 800 basis points. Ending backlog of $131 million includes $65 million from T-3 and compares with $47 million at the end of the prior year for the legacy Fluid Management Group.
The Process Solutions segment reported orders of $52 million, an increase of 16% due to improving demand for capital goods in certain regional chemical markets. Sales of $49 million were 23% higher, and the business reported $0.5 million of EBIT in the second quarter of 2011 as compared with a $2.5 million loss. Backlog expanded for the sixth consecutive quarter, ending the quarter at $90 million.

The Romaco segment had orders of $35 million, an increase of 14%. Backlog was $57 million at the end of second quarter of 2011, up $13 million. Sales increased 35% to $31 million, and EBIT improved $1.8 million to $2.1 million.
Conference Call to Be Held Today, March 31 at 10:00 AM (Eastern)
A conference call to discuss second quarter 2011 financial results is scheduled for 10:00 AM Eastern on Thursday, March 31, 2011. The call can be accessed at www.robn.com or by dialing 800-510-9661 (US/Canada) or +1-617-614-3452, using conference ID #51808049. Replays of the call can be accessed by dialing 888-286-8010 (US/Canada) or +1-617-801-6888, both using replay ID #10969887.
About Robbins & Myers
Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.
In this release the Company refers to EBIT, adjusted EBIT, adjusted EBITDA and adjusted DEPS, all non-GAAP measures. The Company uses these measures to evaluate its performance and believes these measures are helpful to investors in assessing its performance. A reconciliation of EBIT to net income is included in our Condensed Consolidated Income Statement, and other reconciliations are included in this press release. EBIT, adjusted EBIT, adjusted EBITDA and adjusted DEPS are not a measure of cash available for use by the Company.
Forward-Looking Statements
Statements set forth in this press release that are not historical facts, including statements regarding future financial performance, future market demand, future benefits to shareholders, future economic and industry conditions, and the proposed sale of the Romaco businesses (including its benefits, effects and timing), are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the Company’s control, which could cause actual benefits, results, effects and timing to differ materially from the results predicted or implied by the statements. These risks and uncertainties include, but are not limited to: whether or when the sale of the Romaco businesses will occur (including receipt of regulatory approval); costs and difficulties related to integration of T-3; the inability to or delay in obtaining cost savings and synergies from the T-3 merger; inability to retain key personnel; changes in the demand for or price of oil and/or natural gas; a significant decline in capital expenditures within the markets served by the Company; the ability to realize the benefits of restructuring programs; increases in competition; changes in the availability and cost of raw materials; foreign exchange rate fluctuations as well as economic or political instability in international markets and performance in hyperinflationary environments, such as Venezuela; work stoppages related to union negotiations; customer order cancellations; the possibility of product liability lawsuits that could harm our businesses; events or circumstances which result in an impairment of, or valuation against, assets; the potential impact of U.S. and foreign legislation, government regulations, and other governmental action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; proposed changes in U.S. tax law which could impact our future tax expense and cash flow; decline in the market value of our pension plan investment portfolios; and other important risk factors discussed more fully in the Company’s reports on Form 10-K for the year ended August 31, 2010; its recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K; and other reports filed from time to time with the SEC. Robbins & Myers does not undertake any obligation to revise or update publicly any forward-looking statements for any reason.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
     (Unaudited)

(in thousands)	February 28, 2011	August 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$50,781	$149,213
Accounts receivable	174,919	115,387
Inventories	176,898	97,939
Other current assets	14,469	7,589
Deferred taxes	17,388	14,164

Total Current Assets	434,455	384,292

Goodwill & Other Intangible Assets	812,368	264,106
Deferred Taxes	34,095	33,932
Other Assets	15,422	10,091
Property, Plant & Equipment	184,061	124,600

	$1,480,401	$817,021

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$84,299	$66,562
Accrued expenses	100,883	90,345
Current portion of long-term debt	1,900	192

Total Current Liabilities	187,082	157,099

Long-Term Debt — Less Current Portion	23	93
Deferred Taxes	110,416	42,568
Other Long-Term Liabilities	124,790	126,237
Total Equity	1,058,090	491,024

	$1,480,401	$817,021

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
     (Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
(in thousands, except per share data)	2011	2010	2011	2010
Sales	$214,918	$129,919	$378,867	$259,332
Cost of sales	138,566	87,989	240,344	174,368

Gross profit	76,352	41,930	138,523	84,964
SG&A expenses	44,781	35,384	82,756	68,682
Other expense	13,312	—	13,312	—

Income before interest and income taxes (EBIT)	18,259	6,546	42,455	16,282
Interest expense (income), net	8	161	(17)	304

Income before income taxes	18,251	6,385	42,472	15,978
Income tax expense	5,189	1,932	14,318	5,299

Net income including noncontrolling interest	13,062	4,453	28,154	10,679
Less: Net income attributable to noncontrolling interest	125	260	521	456

Net income attributable to Robbins & Myers, Inc.	$12,937	$4,193	$27,633	$10,223

Net income per share:
Basic	$0.33	$0.13	$0.76	$0.31
Diluted	$0.32	$0.13	$0.75	$0.31

Weighted average common shares outstanding:
Basic	39,695	32,927	36,315	32,899
Diluted	40,095	32,966	36,668	32,949

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
     (Unaudited)

	Three Months Ended			Six Months Ended
	February 28,		February 28,	February 28,		February 28,
(in thousands)	2011		2010	2011		2010
Customer Sales
Fluid Management	$134,786		$66,970	$226,122		$135,158
Process Solutions	49,028		39,867	98,462		83,400
Romaco	31,104		23,082	54,283		40,774

Total	$214,918		$129,919	$378,867		$259,332

Income Before Interest and Income Taxes (EBIT) (3)
Fluid Management	$26,796	(1)	$13,633	$54,961	(1)	$30,367
Process Solutions	506		(2,538)	1,625		(4,189)
Romaco	2,109		340	2,201		(418)
Corporate and Eliminations	(11,152)	(2)	(4,889)	(16,332)	(2)	(9,478)

Total	$18,259		$6,546	$42,455		$16,282

Depreciation and Amortization
Fluid Management	$8,872		$1,969	$10,850		$4,016
Process Solutions	1,290		1,419	2,472		2,902
Romaco	608		572	1,267		1,150
Corporate and Eliminations	74		71	146		157

Total	$10,844		$4,031	$14,735		$8,225

Customer Orders
Fluid Management	$143,425		$79,860	$245,651		$147,967
Process Solutions	51,890		44,800	105,935		86,714
Romaco	35,112		30,843	68,629		57,977

Total	$230,427		$155,503	$420,215		$292,658

Backlog
Fluid Management	$131,308		$46,937	$131,308		$46,937
Process Solutions	89,663		63,013	89,663		63,013
Romaco	56,689		43,879	56,689		43,879

Total	$277,660		$153,829	$277,660		$153,829

(1)	Includes merger related costs of $7.4 million associated with employee termination benefits, backlog amortization and $4.1 million of expense due to inventory write-up values recorded in cost of sales.

(2)	Includes costs of $5.9 million due to merger related professional fees and accelerated equity compensation expense.

(3)	EBIT is a non-GAAP measure. The Company uses this measure to evaluate its performance and believes this measure is helpful to investors in assessing its performance. A reconciliation of this measure to net income is included in our Condensed Consolidated Income Statement. EBIT is not a measure of cash available for use by the Company.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
     (Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
(in thousands)	2011	2010	2011	2010
Operating activities:
Net income including noncontrolling interest	$13,062	$4,453	$28,154	$10,679
Depreciation and amortization	10,844	4,031	14,735	8,225
Working capital	(31,378)	12,862	(55,863)	8,736
Other changes, net	(2,850)	(3,133)	142	1,863

Cash (used) provided by operating activities	(10,322)	18,213	(12,832)	29,503

Investing activities:
Business acquisition, net of cash acquired	(90,410)	—	(90,410)	—
Capital expenditures, net of nominal disposals	(4,097)	(1,265)	(7,197)	(3,447)
Proceeds from asset sales	—	1,094	—	1,094

Cash used by investing activities	(94,507)	(171)	(97,607)	(2,353)

Financing activities:
(Payments) proceeds of debt, net	(2,322)	(716)	(2,369)	570
Dividends paid	(2,035)	(1,399)	(3,440)	(2,713)
Proceeds from issuance of common stock and other, net	15,263	255	15,586	366

Cash provided (used) by financing activities	10,906	(1,860)	9,777	(1,777)
Exchange rate impact on cash	495	(2,872)	2,230	(1,122)

(Decrease) increase in cash	(93,428)	13,310	(98,432)	24,251
Cash at beginning of period	144,209	119,110	149,213	108,169

Cash at end of period	$50,781	$132,420	$50,781	$132,420

ROBBINS & MYERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO EBIT, ADJUSTED EBIT AND ADJUSTED EBITDA
RECONCILIATION OF DILUTED EARNINGS PER SHARE (DEPS) TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended			Six Months Ended
	February 28,		February 28,	February 28,	February 28,
(in thousands, except per share data)	2011		2010	2011	2010
		Per Share
CONSOLIDATED:
Net income attributable to Robbins & Myers, Inc. / Diluted EPS	$12,937	$0.32	$4,193	$27,633	$10,223
Net income attributable to noncontrolling interest	125		260	521	456
Income tax expense	5,189		1,932	14,318	5,299
Interest expense (income), net	8		161	(17)	304

EBIT	18,259		6,546	42,455	16,282

Merger related costs:
Fluid Management Segment:
Employee termination benefits and backlog amortization	7,428		—	7,428	—
Inventory write-up expensed in cost of sales	4,103		—	4,103	—
Corporate:
Professional fees and accelerated equity compensation expense	5,884		—	5,884	—

	17,415	0.30		17,415

Adjusted EBIT	35,674		6,546	59,870	16,282
Adjusted EBIT margin	16.6%		5.0%	15.8%	6.3%

Depreciation and amortization, excluding backlog amortization	6,438		4,031	10,329	8,225

Adjusted EBITDA	$42,112		$10,577	$70,199	$24,507

Adjusted Diluted EPS		$0.62

FLUID MANAGEMENT SEGMENT:
EBIT	$26,796		$13,633	$54,961	$30,367
Employee termination benefits and backlog amortization	7,428		—	7,428	—
Inventory write-up expensed in cost of sales	4,103		—	4,103	—

Adjusted EBIT	$38,327		$13,633	$66,492	$30,367

Adjusted EBIT margin	28.4%		20.4%	29.4%	22.5%
EBIT, adjusted EBIT, adjusted EBIT margin %, adjusted EBITDA and adjusted diluted EPS are non-GAAP financial measures. The Company uses these measures to evaluate its businesses, and allocates resources to its businesses based on EBIT. EBIT is not, however, a measure of performance calculated in accordance with accounting principles generally accepted in the United States and should not be considered as an alternative to net income as a measure of our operating results. Neither EBIT nor EBITDA are measures of cash available for use by management. Adjusted diluted EPS should not be considered as an alternative to reported net income as an indicator of performance.